Exhibit 4.3

DESCRIPTION OF CAPITAL STOCK
The following description of capital stock of Upstart Holdings, Inc. (“us”, “our”, “we,” or the “Company) is a summary of the rights of our common stock and certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws as currently in effect. This summary does not purport to be complete and is qualified in its entirety by the provisions of our amended and restated certificate of incorporation, amended and restated bylaws, and Amended and Restated Investors’ Rights Agreement (“IRA”), each previously filed with the Securities and Exchange Commission and incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.3 is a part, as well as to the applicable provisions of the Delaware General Corporation Law (the “DGCL”). We encourage you to read our amended and restated certificate of incorporation, amended and restated bylaws, IRA, and the applicable provisions of the DGCL carefully.
General
Our authorized capital stock consists of 770,000,000 shares, $0.0001 par value per share of which:
•    700,000,000 shares are designated as common stock; and
•    70,000,000 shares are designated as preferred stock.
Common Stock
Dividend Rights
Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of our common stock are entitled to receive dividends out of funds legally available if our board of directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that our board of directors may determine.
Voting Rights
Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. We have not provided for cumulative voting for the election of directors in our amended and restated certificate of incorporation. Our amended and restated certificate of incorporation establishes a classified board of directors that is divided into three classes with staggered three-year terms. Only the directors in one class will be subject to election by a plurality of the votes cast at each annual meeting of stockholders, with the directors in the other classes continuing for the remainder of their respective three-year terms.
No Preemptive or Similar Rights
Our common stock is not entitled to preemptive rights, and is not subject to conversion, redemption or sinking fund provisions.

Right to Receive Liquidation Distributions
If we become subject to a liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our common stock and any participating preferred stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

Preferred Stock
Pursuant to our amended and restated certificate of incorporation, our board of directors will have the authority, subject to limitations prescribed by the DGCL, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series and to fix the designation, powers, preferences, and rights of the shares of each series and any of its qualifications, limitations, or restrictions, in each case without further vote or action by our stockholders. Our board of directors can also increase or decrease the number of shares of any series of preferred stock, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of the Company and might adversely affect the market price of our common stock and the voting and other rights of the holders of our common stock. We have no current plan to issue any shares of preferred stock.

Registration Rights
Certain holders of our common stock are entitled under the IRA to rights with respect to the registration of their shares under the Securities Act The registration rights set forth in the IRA will expire four years following our initial public offering, which occurred in December 2020, or, with respect to any particular stockholder, when such stockholder is able to sell all of its shares pursuant to Rule 144 of the Securities Act during any 90-day period. We will pay the registration expenses (other than underwriting discounts and commissions) of the holders of the shares registered pursuant to the demand registrations and piggyback registrations described below. Holders of our preferred stock participating in any S-3 registrations below will pay their own registration expenses. In an underwritten offering, the managing underwriter, if any, has the right, subject to specified conditions, to limit the number of shares such holders may include.
Demand Registration Rights
Certain holders of our common stock are entitled to demand registration rights pursuant to the IRA. At any time beginning six months after the effective date of our initial public offering, the holders of at least 50% of these shares then outstanding can request that we register the offer and sale of their shares. Such request for registration must cover securities, the aggregate public offering price of which, after payment of underwriting discounts and commissions, is at least $5,000,000. We are obligated to effect only two such registrations. If we determine that it would be seriously detrimental to us and our stockholders to effect such a demand registration, we have the right to defer such registration, not more than once in any 12-month period, for a period of up to 120 days.
Piggyback Registration Rights
If we propose to register the offer and sale of our common stock under the Securities Act, in connection with the public offering of such common stock, certain holders of our common stock will be entitled to certain “piggyback” registration rights allowing the holders to include their shares in such registration, subject to certain marketing and other limitations. As a result, whenever we propose to file a registration statement under the Securities Act, other than with respect to (i) a registration in which the only common stock being registered is common stock issuable upon conversion of debt securities that are also being registered; (ii) a registration related to any employee benefit plan or a corporate reorganization or other transaction covered by Rule 145 promulgated under the Securities Act; or (iii) a registration on any registration form which does not include substantially the same information as would be required to be included in a registration statement covering the public offering of our common stock, the holders of these shares are entitled to notice of the registration and have the right, subject to certain limitations, to include their shares in the registration.
S-3 Registration Rights
After 180 days following the completion of our initial public offering, certain holders of our common stock are entitled to certain Form S-3 registration rights pursuant to the IRA. The holders of at least 50% of these shares then outstanding may make a written request that we register the offer and sale of their shares on a registration statement on Form S-3 if we are eligible to file a registration statement on Form S-3 so long as the request covers securities the anticipated aggregate public offering price of which, after payment of underwriting discounts and commissions, is at least $1,000,000. These stockholders may make an unlimited number of requests for registration on Form S-3; however, we will not be required to effect a registration on Form S-3 if we have effected two such registrations within the 12-month period preceding the date of the request or if we have already previously effected three such registrations. Additionally, if we determine that it would be seriously detrimental to us and our stockholders to effect such a registration, we have the right to defer such registration, not more than once in any 12-month period, for a period of up to 120 days.
Anti-Takeover Provisions
Certain provisions of Delaware law, our amended and restated certificate of incorporation and our amended and restated bylaws, which are summarized below, may have the effect of delaying, deferring or discouraging another person from acquiring control of the Company. They are also designed, in part, to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of these provisions, including increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.
Delaware Law
We are governed by the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:
•    the business combination or transaction which resulted in the stockholder becoming an interested stockholder was approved by the board of directors prior to the time that the stockholder became an interested stockholder;
•    upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by (i) directors who are also officers of the corporation and (ii) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•    at or subsequent to the time the stockholder became an interested stockholder, the business combination was approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.
In general, Section 203 defines a “business combination” to include mergers, asset sales, and other transactions resulting in financial benefit to a stockholder and an “interested stockholder” as a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s outstanding voting stock. These provisions may have the effect of delaying, deferring or preventing changes in control of our company.

Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws Provisions
Our amended and restated certificate of incorporation and our amended and restated bylaws, includes a number of provisions that could deter hostile takeovers or delay or prevent changes in control of our board of directors or management team, including the following:
Board of Directors Vacancies
Our amended and restated certificate of incorporation and amended and restated bylaws authorize only our board of directors to fill vacant directorships, including newly created seats. In addition, the number of directors constituting our board of directors is permitted to be set only by a resolution adopted by a majority vote of our entire board of directors. These provisions would prevent a stockholder from increasing the size of our board of directors and then gaining control of our board of directors by filling the resulting vacancies with its own nominees. This will make it more difficult to change the composition of our board of directors and will promote continuity of management.
Classified Board
Our amended and restated certificate of incorporation and amended and restated bylaws provide that our board of directors is classified into three classes of directors. A third party may be discouraged from making a tender offer or otherwise attempting to obtain control of us as it is more difficult and time consuming for stockholders to replace a majority of the directors on a classified board of directors.
Stockholder Action; Special Meeting of Stockholders
Our amended and restated certificate of incorporation provide that our stockholders may not take action by written consent, but may only take action at annual or special meetings of our stockholders. As a result, a holder controlling a majority of our capital stock would not be able to amend our amended and restated bylaws or remove directors without holding a meeting of our stockholders called in accordance with our amended and restated bylaws. Our amended and restated bylaws further provides that special meetings of our stockholders may be called only by a majority of our board of directors, the chairperson of our board of directors, our President or our Chief Executive Officer, thus prohibiting a stockholder from calling a special meeting. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders controlling a majority of our capital stock to take any action, including the removal of directors.
Advance Notice Requirements for Stockholder Proposals and Director Nominations
Our amended and restated bylaws provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. Our amended and restated bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Company.
No Cumulative Voting
The Delaware General Corporation Law provides that stockholders are not entitled to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation does not provide for cumulative voting.

Directors Removed Only for Cause
Our amended and restated certificate of incorporation provides that stockholders may remove directors only for cause.
Amendment of Charter Provisions
Any amendment of the above provisions in our amended and restated certificate of incorporation would require approval by holders of at least 66 2/3% of our then outstanding capital stock.
Issuance of Undesignated Preferred Stock
Our board of directors has the authority, without further action by our stockholders, to issue up to 70,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by our board of directors. The existence of authorized but unissued shares of preferred stock would enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or other means.
Exclusive Forum
Our amended and restated bylaws provide that, unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, or other employees to us or our stockholders; (iii) any action arising pursuant to any provision of the Delaware General Corporation Law or our certificate of incorporation or bylaws; or (iv) any other action asserting a claim that is governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware), in all cases subject to the court having jurisdiction over indispensable parties named as defendants. Our amended and restated bylaws further provide that the federal district courts of the United States will be the exclusive forum for resolving any complaints asserting a cause of action arising under the Securities Act. Any person or entity purchasing or otherwise acquiring any interest in our securities shall be deemed to have notice of and consented to this provision. Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against us or our directors and officers. This exclusive forum provision will not apply to any causes of action arising under the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.
Limitations of Liability and Indemnification

Section 145 of the Delaware General Corporation Law authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors, and other corporate agents.
Our amended and restated certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

•    any breach of their duty of loyalty to our company or our stockholders;
•    any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•    unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or
•    any transaction from which they derived an improper personal benefit.
Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the DGCL is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.
In addition our amended and restated bylaws provide that we will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. Our amended and restated bylaws provide that we may indemnify to the fullest extent permitted by law any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of our employees or agents or is or was serving at our request as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Our amended and restated bylaws also provide that we must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to limited exceptions.
Further, we have entered into or will enter into indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.
The limitation of liability and indemnification provisions that are expected to be included in our amended and restated certificate of incorporation, amended and restated bylaws, and the indemnification agreements that we have entered into or will enter into with our directors and executive officers may discourage stockholders from bringing a lawsuit against our directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and executive officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions. At present, we are not aware of any pending litigation or proceeding involving any person who is or was one of our directors, officers, employees or other agents or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.
We have obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to us with respect to payments that may be made by us to these directors and executive officers pursuant to our indemnification obligations or otherwise as a matter of law.
Certain of our non-employee directors may, through their relationships with their employers, be insured or indemnified against certain liabilities incurred in their capacity as members of our board of directors.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, located at 6201 15th Avenue, Brooklyn, NY 11219.
Listing
Our common stock is listed on the Nasdaq Global Select Market under the symbol “UPST”.